To the Board of Directors
General Electric Capital Corporation


     We consent to incorporation by reference in the Preliminary Prospectus Supplement dated September 20, 1996 of FGIC Securities Purchase, Inc. relating to the $5,000,000 principal amount plus interest Liquidity Facility in support of Tulsa International Airport General Revenue Bonds, Variable Rate Demand Series 1996 (the "Preliminary Prospectus Supplement") of our report dated February 9. 1996 relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 1995 and 1994 and the related statements of current and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule which report appears in the December 31, 1995 Annual Report on Form 10-K of General Electric Capital Corporation.

     We also consent to the reference to our firm under the heading "Experts" in the Preliminary Prospectus Supplement.


                                    /s/ KPMG Peat Marwick LLP
                                   -----------------------------------
                                   KPMG Peat Marwick LLP



Stamford, Connecticut
September 20, 1996
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